Exhibit 99.1

News Release

Contacts:	Nick Childs, IQVIA Investor Relations (nick.childs@iqvia.com)
+1.973.316.3828
Tor Constantino, IQVIA Media Relations (tor.constantino@iqvia.com)
+1.484.567.6732

Leslie Wims Morris Joins IQVIA Board of Directors

RESEARCH TRIANGLE PARK, N.C. – January 24, 2022 – IQVIA (NYSE:IQV), a global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry, announced the appointment of Leslie Wims Morris to its board of directors, effective today.

With more than 25 years of experience in financial services, Wims Morris is currently Managing Director and Head of Corporate Development for JPMorgan Chase’s Consumer & Community Banking business, which serves more than 60 million households in the U.S. In this role, she leads the development and launch of strategic partnerships with leading technology, payments, e-commerce and fintech companies and participates in firmwide strategic initiatives. She is also a member of the firm’s investment committee.

“I am very pleased to welcome Leslie to our board of directors,” said Ari Bousbib, chairman and CEO, IQVIA. “Her global experience managing strategic partnerships across a wide range of industries and deep investment expertise will provide a unique and valuable perspective to our company.”

Wims Morris is a former Vice President of Executive Partnerships at American Express, Senior Vice President of Strategy and Business Development at Broadridge Financial Solutions and Senior Vice President at Jefferies & Company. She began her career as a Technology M&A Banker at Broadview International. During her career she has worked with numerous global Fortune 100 companies in the consumer retail, telecommunications, and technology industries to develop and execute innovative partnership strategies.

Passionate about the arts, she joined the board of the Dance Theatre of Harlem in 2010 and currently serves as Vice Chairman.

Wims Morris holds a Master of Business Administration from the Harvard Business School and a Bachelor of Arts in English from Yale University.

About IQVIA

IQVIA (NYSE:IQV) is a leading global provider of advanced analytics, technology solutions, and clinical research services to the life sciences industry. IQVIA creates intelligent connections across all aspects of healthcare through its analytics, transformative technology, big data resources and extensive domain expertise. IQVIA Connected Intelligence™ delivers powerful insights with speed and agility — enabling customers to accelerate the clinical development and commercialization of innovative medical treatments that improve healthcare outcomes for patients. With approximately 77,000 employees, IQVIA conducts operations in more than 100 countries.

IQVIA is a global leader in protecting individual patient privacy. The company uses a wide variety of privacy-enhancing technologies and safeguards to protect individual privacy while generating and analyzing information on a scale that helps healthcare stakeholders identify disease patterns and correlate with the precise treatment path and therapy needed for better outcomes. IQVIA’s insights and execution capabilities help biotech, medical device and pharmaceutical companies, medical researchers, government agencies, payers and other healthcare stakeholders tap into a deeper understanding of diseases, human behaviors and scientific advances, in an effort to advance their path toward cures. To learn more, visit www.iqvia.com.

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